                                   OppenheimerFunds, Inc.
                                 Two World Financial Center
                               225 Liberty Street, 11th Floor
                               New York, New York 10281-1008

June 15, 2006

The Board of Trustees
Oppenheimer Transition 2015 Fund
6803 S. Tucson Way
Centennial, CO 80112-3924

To the Board of Trustees:

      OppenheimerFunds, Inc. ("OFI") hereby offers to purchase 10,000 Class A shares, 100
Class B shares, 100 Class C shares, 100 Class N shares and 100 Class Y shares of
Oppenheimer Transition 2015 Fund (the "Fund"), at a net asset value per share of $10.00 for such class, for an aggregate purchase price of $104,000.

      In connection with such purchase, OFI represents that such purchase is made for investment purposes by OFI without any present intention of redeeming or selling such shares.

                                       Very truly yours,

                                       OppenheimerFunds, Inc.

                                       By: /s/ Robert G. Zack
                                       _____________________________________
                                       Robert G. Zack
                                       Executive Vice President and General Counsel